Prospectus Supplement No 2	Filed Pursuant to Rule 424(b)(3)
Registration No. 333-235079

Dated February 25, 2020

(to Prospectus dated December 6, 2019)

QUANTUM COMPUTING, INC.

500,000 Shares of Common Stock Underlying Convertible Notes

1,125,000 Shares of Common Stock Issuable upon Exercise of Warrants

This prospectus supplement no. 2 (the “Supplement”) supplements information contained in the prospectus dated December 6, 2018 as supplemented by the prospectus supplement no. 1 filed on December 18, 2019 (the “Prospectus”), relating to the resale by selling stockholders of Quantum Computing, Inc., a Delaware corporation, of up to 1,625,000 shares of our common stock.

The selling stockholders may sell all or a portion of the shares being offered pursuant to this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices.

This Supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission on February 25, 2020 (the “Form 8-K”). Accordingly, we have attached the Form 8-K to this Supplement.

This Supplement is incorporated by reference into, and should be read in conjunction with, the Prospectus. This Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto. Any statement contained in the Prospectus shall be deemed to be modified or superseded to the extent that information in this Supplement modifies or supersedes such statement. Any statement that is modified or superseded shall not be deemed to constitute a part of the Prospectus except as modified or superseded by this Supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Supplement is truthful or complete. Any representation to the contrary is a criminal offense.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 14, 2020

QUANTUM COMPUTING INC.

(Exact name of registrant as specified in its charter)

Delaware	000-56015	82-4533053
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

215 Depot Court SE, Suite 215

Leesburg, VA 20175

(Address of Principal Executive Offices)

(703) 436-2161

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On February 14, 2020, Quantum Computing Inc., a Delaware corporation (the “Company”) and Auctus Fund, LLC, a Delaware limited liability company (“Auctus”) entered into Amendment to Common Stock Purchase Warrant (the “Amendment”) to amend the Warrant Agreement between the Company and Auctus, dated October 19, 2019 (“Original Agreement”). The Original Agreement contained warrants exercisable to purchase up to 500,000 shares of Common Stock at an Exercise Price of $2.75 (the “Warrant”). The Amendment revised the exercise price of the Warrant from $2.75 per share to $1.50 per share. The Amendment did not impact the number of shares issuable under the Warrant or trigger any anti-dilution adjustments under other Company warrants owned by Auctus.

The foregoing description of the Warrant Amendment is qualified in its entirety by reference to the Warrant Amendment, which is filed as Exhibit 10.1 to this current report on Form 8-K and is incorporated by reference herein.

Item 3.03	Material Modifications to Rights of Security Holders.

To the extent required by Item 3.03 of Form 8-K, the disclosure set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference in this item 3.03.

Item 9.01	Exhibits

(d) Exhibits.

Exhibit No.	Description
10.1*	Amendment No. 1 to Warrant Agreement, dated February 14, 2020.

* filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUANTUM COMPUTING INC.

Date: February 25, 2020	By:	/s/ Christopher Roberts
	Name:	Christopher Roberts
	Title:	Chief Financial Officer

Exhibit 10.1

AMENDMENT TO

COMMON STOCK PURCHASE WARRANT

This Amendment to Common Stock Purchase Warrant (“Amendment”), is made and entered into effective as of February 14, 2020 (the “Effective Date”), by and between Quantum Computing Inc., a Delaware corporation (the “Company”), and Auctus Fund, LLC, a Delaware limited liability company (“Auctus”). Capitalized terms used but not otherwise defined herein shall have the same meanings as set forth in the Warrants (as defined below).

WHEREAS, effective October 16, 2019 the Company issued three common stock purchase warrants to Auctus to purchase an aggregate of up to 1,125,000 shares of the Company’s common stock (the “Common Stock”), during a period of five years from issuance (each such warrant, a ” Warrant” and collectively, the ” Warrants”);

WHEREAS, the first Warrant (the “First Warrant”) is exercisable to purchase up to 500,000 shares of Common Stock at an Exercise Price of $2.75 per share, the second Warrant (the “Second Warrant”) is exercisable to purchase up to 350,000 shares of Common Stock at an Exercise Price of $3.75 per share and the third Warrant (the “Third Warrant”) is exercisable to purchase of up to 275,000 shares of Common Stock at an Exercise Price of $4.75 per share;

WHEREAS, each of the Warrants contain price protected full-ratchet anti-dilution provisions which provide for Exercise Price adjustments if the Company issues Common Stock or common stock equivalents while the Warrants are outstanding at a price below the then applicable Exercise Price; and

WHEREAS, the Company and Auctus wish to amend the First Warrant to revise the Exercise Price thereunder from $2.75 per share to $1.50 per share without any Exercise Price adjustments being made to the Second Warrant or Third Warrant.

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, the parties hereby agree as follows:

1.       Amendment to First Warrant Exercise Price. The term “Exercise Price” as defined in the First Warrant is hereby revised as follows:

“Exercise Price” means $1.50 per share of Common Stock, subject to adjustment as provided herein (including but not limited to cashless exercise).

2.       No Adjustment of Exercise Price Under Second Warrant or Third Warrant. The revision to the Exercise Price under the First Warrant shall not trigger or cause any Exercise Price adjustments under the Second Warrant or Third Warrant pursuant to the adjustments sections thereof or otherwise. Such Exercise Prices shall remain at $3.75 and $4.75, respectively.

3.       Necessary Acts. Each party to this Amendment hereby agrees to perform any further acts and to execute and deliver any further documents that may be necessary or required to carry out the intent and provisions of this Amendment and the transactions contemplated hereby.

4.       Governing Law. This Amendment will be governed by and construed under the Governing Law and Venue provisions of the Warrants.

5.       Continued Validity. Except as otherwise expressly provided herein, the Warrants shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the date first written above.

QUANTUM COMPUTING INC.

By:
(Signature)
Print Name:
Print Title:

AUCTUS FUND, LLC

By:	/s/ Lou Posner
(Signature)
Print Name: Lou Posner
Print Title: Managing Director